Exhibit 10.22

April 14, 2014

Mr. Robert Rubinowitz
11050 Canary Island Court
Plantation, FL 33322

Dear Robert:

This letter confirms our understanding and agreement with respect to your termination by Health Revenue Assurance Holdings, Inc., a Nevada corporation (the “Company” and, together with its subsidiaries, the “Company Group”).  This letter sets forth the rights and obligations of the Company Group and you in respect of such termination, as follows:

1.             Termination of Employment; Transition Services.  Effective as of 11:59 a.m. Eastern Time on April 14, 2014 (the “Termination Date”), your employment with the Company Group and any affiliate of the Company Group shall terminate.  In addition, to the extent you are a director, officer, or agent for service of process of the Company Group or any affiliate of the Company Group, you hereby resign from such positions effective as of the Termination Date.  You do not claim nor shall you claim any further right to employment by the Company Group.  For the avoidance of doubt, as of the Termination Date you are not otherwise authorized to represent or act in the capacity of an employee or officer of the Company Group.

2.             Termination Payments and Other Benefits.

(a)           Severance Payments.  As consideration for entering into this letter and subject to paragraph 9(b), if you do not revoke this letter in accordance with paragraph 9(f), you shall be entitled to receive from the Company Group, subject to your continued compliance with paragraph 3, $175,000 to be paid in equal increments of $3,365.39 on each of May 2, 2014, May 16, 2014, May 30, 2014, June 14, 2014 and June 27, 2014 and thereafter equal increments of $7,532.05 with the last payment date being April 17, 2015 (the “Severance Period”), which payments shall begin on May 2, 2014, with payments made on the Company Group’s regular payroll cycle. Any failure by the Company Group to make the payments as contemplated under this Section 2(a) when due that is not cured by the Company Group within five (5) business days of receiving notice of such failure, shall render all remaining amounts due under this Section due and payable immediately.

(b)           Accrued Obligations.  The Company Group shall pay or provide to you  an aggregate amount of $23,557.70 payable in equal installments of $1,121.80 in respect of your accrued and unpaid base salary, bonus and vacation earned through April 11, 2014.  Payments shall begin on July 11, 2014 and shall be made on the Company Group’s regular payroll cycle. Additionally, the Company Group shall pay you $6,730.77 which represents two weeks of accrued salary on April 18, 2014.

3.             Termination of Employment Agreement.  Effective as of the Termination Date, the Company Group and you hereby agree that the Employment Agreement, dated as of October 1, 2013, by and between you and the Company Group, as amended by the Addendum dated November 12, 2013 (the “Employment Agreement”), will thereby be terminated in all respects and will no longer be enforceable or in effect.  You hereby acknowledge and agree that, except as expressly set forth herein or as required by law, you will not be entitled to or make a claim for any other compensation or benefits from the Company Group or any affiliate of any member of the Company Group, including, without limitation, any severance, bonus or termination payments or benefits under the Employment Agreement or otherwise, and you hereby agree that, except as expressly set forth herein or as required by law, you will have no further interest, rights or benefits arising out of or in connection with the Employment Agreement as of the Termination Date.

4.             General Release.

(a)           Release of Claims by You.  You, on behalf of yourself and your family, agents, representatives, heirs, executors, trustees, administrators, attorneys, successors and assigns (the “Releasors”), hereby irrevocably and unconditionally release, settle, cancel, acquit and discharge, waive any and all rights that he, she or it may have against, and covenant not to sue, the Company Group and each of their respective subsidiaries, affiliates, successors and assigns, and each of their respective predecessors, stockholders, partners, members, directors, managers, officers, employees, agents or other representatives, and employee benefit plans of the Company Group (including current and former trustees and administrators of these plans) (collectively, the “Releasees”) from any and all claims, contractual or otherwise, demands, costs, rights, causes of action, charges, debts, liens, promises, obligations, complaints, losses, damages and all liability of whatever kind and nature, whether known or unknown from the beginning of time up to and including the time of signing this letter, or that otherwise may exist or may arise in respect of your employment or separation from employment with the Company Group, or is in any way connected with or related to any Company Group compensatory or benefit plan, program, policy or arrangement; provided, that such released claims shall not include any claims or covenants outlined in this letter. Thus, for the purpose of implementing a full and complete release and discharge of the Releasees, you expressly acknowledges that this letter is intended to include in its effect, without limitation, all released claims that you do not know or suspect to exist in your favor at the time of execution hereof, and that this letter contemplates the extinguishment of any released claims.

(b)           Release of Claims by the Company.  The Company Group and its successors and assigns (the “Company Releasors”) hereby irrevocably and unconditionally release, settle, cancel, acquit and discharge, waive any and all rights that he, she or it may have against, and covenant not to sue you, your family, agents, representatives, heirs, executors, trustees, administrators, attorneys, successors and assigns (collectively, the “Company Releasees”) from any and all claims, contractual or otherwise, demands, costs, rights, causes of action, charges, debts, liens, promises, obligations, complaints, losses, damages and all liability of whatever kind and nature, whether known or unknown from the beginning of time up to and including the time of signing this letter, or that otherwise may exist or may arise in respect of or related to your employment with the Company Group; provided, that such released claims shall not include any claims to enforce this letter. Thus, for the purpose of implementing a full and complete release and discharge of the Company Releasees, the Company Group expressly acknowledges that this letter is intended to include in its effect, without limitation, all released claims that the Company Group does not know or suspect to exist in the Company Group’s favor at the time of execution hereof, and that this letter contemplates the extinguishment of any released claims.  Notwithstanding the foregoing provisions of this Section 4(b), nothing in this Section 4(b) purports to release, waive or otherwise apply to any claims which the Company Group may have that either (i) arise from your acts or omissions of intentional misconduct, fraud or criminal conduct as a service provider of the Company, or (ii) arise from claims made against any member of the Company Group by third parties based on your intentional misconduct, fraud or criminal conduct as a service provider of the Company.  Nothing contained in this letter shall affect the rights of you and the Company under that certain Indemnification Agreement between the Company and you dated November 8, 2013.

(c)           Covenant Not to Sue.  The Releasors and the Company Releasors agree not to bring any action, suit or proceeding whatsoever (including the initiation of governmental proceedings or investigations of any type) against the other for any matter or circumstance released hereunder.  Further, the Releasors and the Company Releasors agree not to encourage any other person or suggest to any other person that he, she or it institute any legal action against the Releasees, on the one hand, and the Company Releasors, on the other hand.  Notwithstanding the foregoing, this release is not intended to interfere with your right to file a charge with the Equal Employment Opportunity Commission in connection with any claim you believe you may have against the Company Group.  The Releasors and the Company Group hereby agree to waive the right to any relief (monetary or otherwise) in any action, suit or proceeding brought in violation of this letter.

(d)           Extent of Release.  This release is valid whether any claim arises under any federal, state or local statute (including, without limitation, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Age Discrimination in Employment Act of 1967 (“ADEA”), the Equal Pay Act, the Americans with Disabilities Act of 1990, the Employee Retirement Income Security Act of 1974, the Fair Labor Standards Act, the Family and Medical Leave Act, the Florida Civil Rights Act, and all other statutes regulating the terms and conditions of your employment), regulation or ordinance, under the common law or in equity (including any claims in tort or under contract for wrongful discharge or otherwise), or under any policy, agreement, understanding or promise, written or oral, formal or informal, between the Company Group or any affiliate of a member of the Company Group, and yourself.

5.             Confidentiality of this Letter; Return of Company Group Property.  You will keep confidential and will not release or divulge, either orally or in writing to any person, except as may be required by law or regulation or by order of any court, this letter or any provision hereof or any information with respect thereto; provided, that nothing contained herein will prohibit you from disclosing the terms of this letter to your spouse, attorneys, accountants, financial advisors or members of your immediate family.  Additionally, you agree that on or before April 14, 2014, you will return to the Company Group all records, files, equipment, desk or file keys, office keys, cell phones, credit cards, computer programs or disks, or other Company Group property which is in your possession. On or about May 30, 2014, the Company shall return to you the keys to the mailbox located at 10097 Cleary Blvd., #513 Plantation, FL 33324, which is in your personal name.  In connection with such return, from and after such date, you covenant and agree that you will deliver, within one business day of its delivery to such mailbox, to the Company any and all mail delivered to such mailbox that is addressed to any member of the Company Group (regardless of whether you are also an addressee).

6.             Loan Guarantees.  The Company Group shall use its commercially reasonable efforts to have you and your spouse removed as a guarantor of any of the Company Group’s outstanding debt obligations as described on Schedule A. The Company Group hereby agrees to indemnify your for any expenses, liability or loss including attorneys’ fees, judgments, amounts paid in settlement, any interest or other charges imposed on you in connection with these outstanding debt obligations.  Pursuant to the terms of that certain Florida Motor Vehicle Lease Agreement, dated January 10, 2013, between you and Plantation Ford, the Company agrees to pay directly to Ford Motor Credit Company the early termination fee of $11,634 for the termination of your 2013 Ford Flex lease, and you agree to return the 2013 Ford Flex to Plantation Ford on or before April 14, 2014.  That certain Sublease Agreement, dated January 31, 2013, between the Company and you shall be deemed terminated as of the Termination Date.

7.             Stock.   The Company shall use commercially reasonable efforts to file a Registration Statement on Form S-1 (the “Registration Statement”) within sixty (60) days of the date this letter is fully executed by both parties registering the resale of your currently outstanding shares of common stock of the Company consisting of an aggregate of 6,599,617  shares.   The Company shall use commercially reasonable efforts to have the Registration Statement declared effective by the Securities and Exchange Commission (the “SEC”) within sixty (60) days of the filing the Registration Statement with the SEC.  The Company agrees to use its commercially reasonable efforts to respond to any non-financial SEC comments within ten (10) business days of the Company’s receipt of same and to request effectiveness promptly after receiving notice that the SEC has no further comments to the Registration Statement.  The Company agrees to hold an annual meeting of stockholders within twelve (12) months of the date of this letter is fully executed by both parties.

8.             Consideration; Legal Advice, Reliance. The consideration provided hereunder by the Company Group is not required under the Company Group’s standard policies, and you know of no other circumstances other than your agreeing to the terms of this letter that would require the Company Group to provide such consideration.  You represent and acknowledge that (a) you have been given adequate time (at least twenty-one (21) days) to consider this letter (which, by signing this letter prior to the expiration of such period, you have expressly agreed to waive) and have been advised to discuss all aspects of this letter with your private attorney, (b) you have carefully read and fully understand all the provisions of this letter, (c) you have voluntarily entered into this letter, without duress or coercion and (d) you have not heretofore assigned or transferred or purported to assign or transfer, to any person or entity, any of the claims described in paragraph 4, any portion thereof or any interest therein.  You understand that if you request additional time to review the terms of this letter, a reasonable extension of time will be granted.

9.             General Provisions.

(a)           Third Party Beneficiaries.  All Releasees under this letter who are not signatories to this letter shall be deemed to be third party beneficiaries of this letter to the same extent as if they were signatories hereto.

(b)           Withholding.  The Company Group shall withhold from any amounts payable under this letter such federal, state and local taxes as may be required or permitted to be withheld pursuant to any applicable law or regulation.

(c)           Entire Agreement.  This letter constitutes the sole and complete understanding of you and the Company Group with respect to the subject matter hereof.  You and the Company Group represent to each other that in executing this letter, you and the Company Group do not rely and have not relied upon any representation or statement not set forth herein made by any other person with regard to the subject matter, basis or effect of this letter.

(d)           Amendment; Waiver; Successors.  No amendment, modification or alteration of the terms and provisions of this letter shall be binding unless the same shall be in writing and duly executed by you and the Company Group.  No waiver of any of the provisions of this letter shall be deemed to or shall constitute a waiver of any other provision hereof.  No delay on the part of any party hereto in exercising any right, power or privilege hereunder shall operate as a waiver thereof.  This letter shall be binding upon the parties hereto and their respective successors, trustees, administrators, transferees and assigns.

(e)           Governing Law; Severability; Blue Pencil.  This letter will be governed by the laws of the State of Florida, without regard to its conflict of laws rules.  In the event that any one or more of the provisions of this letter is held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions will not in any way be affected or impaired thereby.  You and the Company Group agree that the covenants contained in paragraph 3 are reasonable covenants under the circumstances, and further agree that if, in the opinion of any court of competent jurisdiction such covenants are not reasonable in any respect, such court shall have the right, power and authority to excise or modify such provision or provisions of these covenants as to the court shall appear not reasonable and enforce the remainder of these covenants as so amended.

(f)            Revocation.  Pursuant to the protections afforded to you under the Older Workers Benefits Protection Act, you may revoke your waiver of any claim under the ADEA within seven (7) days after the date on which this letter is signed by both parties.  You understand that such waiver of any ADEA claims is not binding or enforceable until such seven (7) day period has expired.  Any such revocation must be made in a signed letter executed by you and received by the Company Group at the following address no later than 5:00 p.m., Florida time, on the seventh day after you have executed this letter:  Health Revenue Assurance Holdings, Inc., 8551 W. Sunrise Boulevard, Suite 304, Plantation, Florida 33322, Attention:  Chief Executive Officer. With the exception of your waiver of ADEA claims, which is subject to a seven (7) day revocation period, this letter agreement will be effective upon execution by both parties.  In the event that you revoke your waiver of any ADEA claims, the remainder of this letter agreement, including the remainder of the release contained in Section 4 of this letter agreement, shall remain in effect.

(g)           Counterparts.  This letter may be executed in counterparts, each of which shall for all purposes be deemed to be an original, and all of which shall constitute the same instrument.  The parties hereto agree to accept a signed facsimile (or “PDF”) copy of this letter as a fully binding original.

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If this letter correctly sets forth your understanding of our agreement with respect to the foregoing matters, please so indicate by signing below on the line provided for your signature.

Very truly yours,

Health Revenue Assurance Holdings, Inc

By:	/s/ Tim Lankes
Name: Tim Lankes
Title: CEO

Acknowledged and agreed
as of the first date written above:

/s/ Robert Rubinowitz
Robert Rubinowitz

[Signature Page to Separation Letter]

Schedule A

Bank of America Term Loan with a maturity date of September 19, 2017.

Mortgage on the Company’s main offices in Plantation, Florida.